Exhibit 10.23

ORAGENICS

December 2, 2002

Comet Capital Corp.
7225 Blenheim Street
Vancouver, B.C. V6N 1S2

Dear Sirs:

This letter agreement is entered as of the date first written above as an amendment to that certain Investment Banking Agreement between Cornet Capital Corp. ("Cornet") and Oragenics, Inc., formerly known as Oragen ("Oragenics"), dated Match 18, 2002 (the "Investment Banking Agreement").

Among other things, the Investment Banking Agreement requires Cornet, in its capacity as an equity financing consultant to Oragenics, to enter into a loan agreement of up to $500,000, with such funds to be drawn down on an 'if needed' basis by Oragenics. The parties desire to further clarify the terms under which the loan shall be entered into by Cornet.

Accordingly, the parties hereby amend the Investment Banking Agreement by restating in its entirety the paragraph referencing the Loan Facility as follows:

Loan Facility:	$500,000
The Consultant agrees to enter into a loan agreement of up to $500,000. Such loan must be in compliance with all applicable U.S. and Canadian securities laws, all rules and regulations of the TSX Exchange and any other exchange on which the securities of Oragenics are or may be traded. The funds would be drawn down on an 'if needed' basis by the Company. The Consultant will be compensated an additional 200,000 shares of the Company on a pro-rata basis.

If the foregoing accurately sets forth our agreement with respect to the matters described herein, please sign and return four copies of this letter agreement to the space provided below.

Very truly yours,

ORAGENICS, INC.

By:	/s/ Mento A. Soponis
Mento A. Soponis President and CEO

Agreed to and accepted as of the first written above:

CORNET CAPITAL CORP.

By:   /s/ Brian McAlister
Brian McAlister
President